Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
TITAN INTERNATIONAL, INC.
(an Illinois corporation)
AND
TITAN INTERNATIONAL, INC.
(a Delaware corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 5, 2015, between Titan International, Inc., an Illinois corporation (“Titan Illinois”), and Titan International, Inc., a Delaware corporation (“Titan Delaware”).
RECITALS

WHEREAS, Titan Illinois is a corporation duly organized and existing under the laws of the State of Illinois;

WHEREAS, Titan Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the Board of Directors of Titan Illinois and the Board of Directors of Titan Delaware deem it advisable to merge Titan Illinois with and into Titan Delaware so that Titan Delaware is the surviving corporation on the terms provided herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

MERGER

1.1    The Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware

(the “DGCL”) and the Illinois Business Corporation Act of 1983 (the “IBCA”), Titan Illinois will merge with and into Titan Delaware and Titan Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and Articles of Merger with the Secretary of State of the State of Illinois in accordance with the provisions of the IBCA and shall make all other filings or recordings required by the Delaware or Illinois law in connection with the Merger. The Merger shall become effective upon the later filing of such Certificate of Merger with the Secretary of State of the State of Delaware or of such Articles of Merger with the Secretary of State of the State of Illinois or at such later time as may be provided for in such Certificate of Merger and Articles of Merger (the “Effective Time”). Upon the Effective Time, the separate corporate existence of the Titan Illinois shall cease and Titan Delaware shall be the surviving corporation (the “Surviving Corporation”).

1.2    Conditions to the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

(a)    This Agreement shall have been adopted by holders of at least a majority of the outstanding voting power of Titan Illinois in accordance with the requirements of the IBCA and the Amended and Restated Articles of Incorporation and Restated By-laws of Titan Illinois;

(b)    This Agreement shall have been adopted by the sole stockholder of Titan Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and By-laws of Titan Delaware; and
(c)    The Certificate of Incorporation of Titan Delaware shall have been amended and restated prior to the Effective Time in the form set forth on Annex A.

1.3    Transfer, Conveyance and Assumption. At the Effective Time, Titan Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Titan Delaware, and all of the assets and property of whatever kind and character of Titan Illinois shall vest in Titan Delaware, as the Surviving Corporation, without further deed; thereafter, Titan Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Titan Illinois, and any claim or judgment against Titan Illinois may be enforced against Titan Delaware, as the Surviving Corporation, in accordance with Section 259 of the DGCL and the IBCA.

1.4    Certificate of Incorporation; By-laws.

(a)    From and after the Effective Time, the Certificate of Incorporation, as amended and/or restated, of Titan Delaware immediately prior to the effective time (which shall be in the form attached as Annex A) shall be the certificate of incorporation of the Surviving Corporation.

(b)    From and after the Effective Time, the By-laws of Titan Delaware in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

1.5    Directors of the Surviving Corporation. From and after the Effective Time, the directors of Titan Illinois serving as directors of Titan Illinois immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

1.6    Officers of the Surviving Corporation. From and after the Effective Time, the officers of Titan Delaware serving as officers of Titan Delaware immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES

2.1    Conversion of Stock.

(a)    Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, par value $0.00001 per share, of Titan Delaware (the “Delaware Common Stock”), each share Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration.

(b)    Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, without par value, of the Titan Illinois (the “Illinois Common Stock”), each share of Illinois Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.00001 per share, of the Surviving Corporation (“Surviving Common Stock”).

2.2    Options and Warrants.

(a)    Each then-outstanding option to purchase shares of Illinois Common Stock (each, an “Option”) shall be converted into one option to purchase, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Illinois Common Stock that were subject thereto. All terms and conditions of each Option shall otherwise remain unchanged.

(b)    Each then-outstanding warrant to purchase shares of Illinois Common Stock (each, a “Warrant”) outstanding immediately prior to the Effective Time shall be converted into one warrant to purchase, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Surviving Common Stock as is equal to the number of shares of Illinois Common Stock that were subject thereto. All terms and conditions of each Warrant shall otherwise remain unchanged.

2.3    Stock Certificates. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Illinois Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Common Stock in which the shares of Illinois Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and any other distributions upon the shares of Surviving Common Stock represented by such outstanding certificate as provided above.

2.4    Shares of Illinois Dissenting Stockholders. Notwithstanding anything to the contrary contained herein, holders of Illinois Common Stock who have complied with requirements for perfecting dissenters’ rights under Section 11.70 of the IBCA will not receive the consideration provided for in Section 2.1(b) and instead shall be entitled to exercise such rights with respect to the shares as to which such rights have been perfected (“Illinois Dissenting Shares”), to the extent available under Section 11.70 of the IBCA. Upon consummation of the Merger, the Illinois Dissenting Shares shall cease to be issued and outstanding and the holders thereof only shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA. If a holder of Illinois Dissenting Shares shall fail to perfect or shall otherwise waive, withdraw or lose its dissenters’ rights under the IBCA, such that dissenters’ rights can no longer be legally perfected or exercised under the IBCA with respect to such Illinois Common Stock, then the right of such holder to receive such consideration for Illinois Dissenting Shares as determined under Section 11.70 of the IBCA shall cease and such Illinois Dissenting Shares shall be converted and exchanged into shares of Delaware Common Stock as provided in Section 2.1 of this Agreement.

ARTICLE III

TERMINATION

3.1    Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Titan Delaware or the Board of Directors of Titan Illinois, notwithstanding the adoption of this Agreement by the stockholders of Titan Delaware or Titan Illinois.

ARTICLE IV

FURTHER ASSURANCES

4.1    Further Assurances as to Titan Delaware. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Titan Illinois acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Titan Illinois and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Titan Illinois or otherwise to take any and all such action.

ARTICLE V

MISCELLANEOUS

5.1    Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Titan Delaware and the Board of Directors of Titan Illinois, whether before or after the adoption of this Agreement by the stockholders of Titan Delaware and Titan Illinois; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Titan Delaware or Titan Illinois without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Titan Delaware and Titan Illinois.

5.2    No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3    Assignment; Third Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

5.4    Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware.

5.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6    Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

TITAN INTERNATIONAL, INC.,
an Illinois corporation

By:/s/ Maurice M. Taylor Jr.
Name: Maurice M. Taylor, Jr.
Title: Chief Executive Officer

TITAN INTERNATIONAL, INC.,
a Delaware corporation

By:/s/ Maurice M. Taylor Jr.
Name: Maurice M. Taylor, Jr.
Title: Chief Executive Officer